Summer Infant, Inc. Announces First Quarter 2011 Results

First Quarter Revenue Increases 33% Year-Over-Year to a Record $58.5 Million; Company Raises 2011 Outlook

WOONSOCKET, RI -- (Marketwire - May 11, 2011) - Summer Infant, Inc. ("Summer Infant" or the "Company") (NASDAQ: SUMR) today announced financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Income Statement

Please note that the income statement amounts for the first quarter of 2011 are for Summer Infant on a standalone basis and do not include the results of BornFree Holdings Ltd. ("BornFree"), which was acquired on March 24, 2011, as the BornFree income statement activity for the last seven days of March was immaterial to the overall Company results.

First quarter 2011 results include certain items that affect the comparability between the corresponding period in 2010, including the following:

--  $0.2 million charge associated with re-labeling video monitors with new warning labels -- this is in addition to the charge taken in the fourth quarter of 2010 of $0.3 million, as more costs were incurred in
    Q1 2011, and
--  $0.6 million in deal fees related to the acquisition of BornFree

Net revenues in the first quarter of 2011 increased 32.5% to $58.5 million from $44.1 million in the first quarter of 2010. The increase was driven by gains in most major product categories, with particular strength in the furniture segment due to increased crib placements at several retailers. Over 30% growth was realized both in the US market as well as in the Company's international operations.

Gross profit in the first quarter of 2011 increased 16.2% to $19.7 million from $16.9 million in the first quarter of 2010. Gross margin in the first quarter of 2011 was 33.7%, compared with 38.4% in the first quarter of 2010. The decline in gross margin was primarily attributable to higher commodity costs and a revenue mix shift toward furniture, which generally carries a lower gross margin than other categories.

Selling, general and administrative ("SG&A") expenses were $15.3 million in the first quarter of 2011, compared with $12.6 million in the first quarter of 2010. The SG&A as a percentage of sales improved 260 basis points to 26.1% from 28.7% due to leveraging of fixed costs on higher revenue.

Non-GAAP adjusted EBITDA ("adjusted EBITDA", defined as earnings before interest, taxes, depreciation and amortization, non-cash stock-based compensation expense, $0.2 million relating to the aforementioned video monitor charge, and BornFree deal fees), increased 8.1% to $4.6 million in the first quarter of 2011 from $4.3 million in the first quarter of 2010. Adjusted EBITDA margin in the first quarter of 2011 was 7.9%, compared with 9.7% in the first quarter of 2010.

Net income in the first quarter of 2011 was $1.2 million, or $0.07 per share, compared with $1.8 million, or $0.11 per share, in the first quarter of 2010. On a non-GAAP basis, after excluding $0.8 million of pre-tax charges relating to the video monitor re-labeling and deal fees associated with the BornFree acquisition, the Company's first quarter 2011 adjusted net income was $1.8 million, or $0.11 per diluted share.

"We experienced robust organic growth to start the year," stated Jason Macari, Chairman and Chief Executive Officer of Summer Infant. "The investments in our product development platform over the past 12-months have helped increase retail shelf space for several of our product categories. As a result, our initial sell-in for 2011 was very strong driven by large gains in furniture and other categories. We are also pleased to report an improvement in our customer revenue concentration, as we were able to gain shelf space in many different accounts both domestically and internationally. Our top line performance during the first quarter resulted in meaningful expense leverage and helped to offset much higher product costs compared to the year ago period."

BornFree Acquisition

On March 24, 2011 the Company completed the acquisition of BornFree, a leading BPA-free baby feeding brand. Founded in 2006, BornFree introduced the first BPA-free nursing bottle and now distributes an innovative portfolio of BPA-free feeding products through 19,000 retail doors worldwide.

Mr. Macari continued, "We are very excited about our acquisition of BornFree as it provides us with an immediate presence in the $1 billion feeding category and helps solidify our leadership position within the juvenile industry. We plan to leverage our product development strengths to broaden the current feeding line and gain new placement within our account base, while also taking advantage of their food and drug retail relationships to expand distribution of the Summer Infant brand. We also expect cost savings to be realized once our organizations have been fully integrated later this year."

Balance Sheet

The balance sheet amounts at March 31, 2011 include the assets and liabilities of both Summer Infant and BornFree. At March 31, 2011, the Company had approximately $0.4 million of cash and $70.2 million of debt. The increase in debt from December 31, 2010 is primarily attributable to the acquisition of BornFree which included a $14 million cash payment as part of the purchase price. In March 2011, the company signed an amended loan deal with existing lenders that gives the Company up to $80 million of borrowing capacity, with an additional $20 million available beginning in October 2011 under an "accordion" feature. Consolidated inventory at March 31, 2011 totaled $45.0 million. Excluding BornFree, Summer Infant inventory totaled $41.4 million, a decrease of $4.5 million from December 31, 2010.

Outlook

"Based on our first quarter results and current revenue projections for the remainder of the year, including the contribution from BornFree, we are revising our outlook," said Mr. Macari. "We now expect full year 2011 revenue to be at least $235 million, up from our previous expectation of at least $220 million. Diluted earnings per share are projected to be at least $0.61, excluding deal fees and transition costs. We project that the third and fourth quarters of this year will be more profitable than the second quarter, as we expect the BornFree transition to be substantially complete by the end of the second quarter. We are very pleased with our 33% top-line growth in the first quarter and encouraged by current reorder rates. However, as a reminder we are up against tougher revenue comparisons over the remainder of the year. We also continue to deal with commodity cost increases and higher wage rates in China which along with the increased penetration of our furniture category will continue to pressure gross margins on a year over year basis. That said, we do expect gross margins to increase sequentially as the result of product re-engineering, selective price increases, and the contribution of higher margin sales from BornFree. At the same time, we expect to experience meaningful operating expense leverage on higher sales to drive improved profitability."

Conference Call Information

Summer Infant, Inc. will host a conference call today, Wednesday, May 11, 2011 at 4:30 p.m. Eastern Time, to discuss financial results for its first quarter ended March 31, 2011. This call is being webcast and can be accessed by visiting the Investor section of our website at www.summerinfant.com. Investors may also listen to the call via telephone by dialing (480) 629-9659 (confirmation code: 4438981). In addition, a telephone replay will be available by dialing (858) 384-5517 (confirmation code: 4438981) through May 18, 2011, at 11:59 p.m. Eastern Time.

About Summer Infant, Inc.

Based in Woonsocket, Rhode Island, the Company is a designer, marketer and distributor of branded durable juvenile health, safety and wellness products (for ages 0-3 years), which are sold principally to large U.S. retailers. The Company currently sells proprietary products in a number of different categories, including nursery audio/video monitors, safety gates, durable bath products, bed rails, nursery products, booster and potty seats, swaddling blankets, bouncers, travel accessories, highchairs, swings and nursery furniture. For additional information, please visit www.summerinfant.com.

Use of Non-GAAP Financial Information

This release includes presentations of non-GAAP adjusted EBITDA ("adjusted EBITDA"), which is defined herein as income before interest, taxes, depreciation and amortization, non-cash stock compensation expense, BornFree deal fees, and $0.2 million of charges relating to video monitor re-labeling. The Company believes that the presentation of adjusted EBITDA provides useful information to investors as it indicates more clearly the ability of the Company's assets to generate cash sufficient to pay interest on its indebtedness, meet capital expenditure and working capital requirements and otherwise meet its obligations as they become due. Adjusted EBITDA is commonly used as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from adjusted EBITDA are significant components in understanding and assessing our financial performance. Adjusted EBITDA should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company provides reconciliations of adjusted EBITDA and any other non-GAAP financial measures in its press releases of historical performance. Because adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby. These statements are accompanied by words such as "anticipate," "expect," "project," "will," "believes," "estimate" and similar expressions, and include statements regarding expected cost reductions in our operations, our expanded market penetration, our ability to compete in new product lines, and our forecasts for financial performance in 2011. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include our ability to successfully integrate BornFree into the Company's operations; the concentration of the Company's business with retail customers; the Company's dependence on key personnel; the Company's reliance on foreign suppliers; the costs associated with pursuing and integrating strategic acquisitions; and other risks as detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this presentation.

                            Summer Infant, Inc.
            Consolidated Statements of Operations (unaudited)
  (amounts in thousands of US dollars, except share and per share data)

                                                   Three Months Ended
                                                        March 31,
                                                    2011          2010
                                                ------------- -------------

Net revenues                                    $      58,456 $      44,116
Cost of goods sold                                     38,780        27,187
                                                ------------- -------------
     Gross profit                                      19,676        16,929
Selling, general, and administrative expenses          15,255        12,646
Depreciation and amortization                           1,526         1,215

Deal fees                                                 635           ---
Non-cash stock based compensation
 expense                                                  177           181
                                                ------------- -------------
     Income before interest                     $       2,083         2,887
Interest expense                                          552           367
                                                ------------- -------------
     Income before taxes                        $       1,531 $       2,520
Provision for income taxes                                368           756
                                                ------------- -------------
     Net income                                 $       1,163 $       1,764
                                                ============= =============

Earnings per diluted share                      $        0.07 $        0.11

Shares used in fully diluted EPS                   16,780,223    16,134,659

See "Reconciliation of GAAP Measures to Non-GAAP Measures" for additional details on the Statement of Operations.

                            Summer Infant, Inc.
                        Consolidated Balance Sheet
                   (amounts in thousands of US dollars)

                                                Unaudited (a)
                                                  March 31,   December 31,
                                                    2011          2010

Cash and cash equivalents                       $         416 $       1,138
Trade receivables, net                                 50,820        46,693
Inventory, net                                         45,029        45,853
Property and equipment, net                            15,715        14,958
Goodwill and other intangibles, net                    86,207        65,120
Other assets                                            5,371         4,233
                                                ------------- -------------
              Total assets                      $     203,558 $     177,995
                                                ============= =============

Current portion of long-term debt               $         394 $       1,256
Accounts payable, accrued expenses and other
 liabilities                                           42,789        48,315
Long term debt, less current portion                   69,824        51,963
                                                ------------- -------------
              Total liabilities                       113,007       101,534

Total stockholders' equity                             90,551        76,461
                                                ------------- -------------
     Total liabilities and stockholders' equity $     203,558 $     177,995
                                                ============= =============

(a) Includes the assets and liabilities acquired from BornFree on
    March 24, 2011.

                            Summer Infant, Inc.
           Reconciliation of GAAP Measures to Non-GAAP Measures
              (In thousands, except share and per share data)
                                (Unaudited)

The Company prepares and reports its financial statements in accordance with U.S. Generally Accepted Accounting Principles ("GAAP").  Internally,
management monitors the operating performance of its business using non-GAAP metrics similar to those below. These non-GAAP measures exclude the effects of the charges related to re-labeling video monitors and deal-related fees for the quarter ended March 31, 2011. In management's opinion, these non-GAAP measures are important indicators of the continuing operations of our business and provide better comparability between reporting periods because they exclude items that may not be indicative of current period results and provide a better baseline for analyzing trends in our operations. The Company does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.
The Company believes the disclosure of the effects of these items increases the reader's understanding of the underlying performance of the business and that such non-GAAP financial measures provide investors with an additional tool to evaluate our financial results and assess our prospects for future performance.

Non-GAAP Reconciliations
                                                3 months        3 months
                                                  ended           ended
                                                 March 31,       March 31,
                                                   2011            2010
                                                ----------      ----------
GAAP selling, general and administrative
 expense                                            15,255          12,646
   Charges related to video monitor re-labeling       (211) (1)          -
                                                ----------      ----------
Non-GAAP selling, general and administrative
 expense                                            15,044          12,646
                                                ==========      ==========
   As % of Net Sales                                 25.74%          28.67%

                                                 3 months        3 months
                                                  ended           ended
                                                 March 31,       March 31,
                                                   2011            2010
                                                ----------      ----------

GAAP income before interest                          2,083           2,887
   Depreciation and amortization                     1,526           1,215
   Non-cash stock compensation expense                 177             181
   Charges related to video monitor re-labeling        211  (1)          -
   Deal-related fees                                   635  (2)          -
                                                ----------      ----------
Non-GAAP Adjusted EBITDA                             4,632           4,283
                                                ----------      ----------

                                                 3 months        3 months
                                                  ended           ended
                                                 March 31,       March 31,
                                                   2011            2010
                                                ----------      ----------

GAAP Income before income taxes                      1,531           2,520
   Charges related to video monitor re-labeling        211  (1)          -
   Deal-related fees                                   635  (2)          -
                                                ----------      ----------
Non-GAAP net income before income taxes              2,377           2,520
   Tax expense                                         570             756
                                                ----------      ----------
Non-GAAP net income                                  1,807           1,764
                                                ==========      ==========
Non-GAAP net income per diluted share           $     0.11      $     0.11
                                                ==========      ==========

(1) This adjustment relates to costs associated with the video monitor re-labeling project that was undertaken in order to better educate consumers as to the safety issues associated with electric cords in the nursery.

(2) This adjustment relates to deal fees related to the Company's acquisition of BornFree on March 24, 2011.

Contact:
Joe Driscoll
Chief Financial Officer
Summer Infant, Inc.
(401) 671-6922

or

Brendon Frey
ICR
(203) 682-8200
Brendon.Frey@icrinc.com